Calculation of Filing Fee Tables
S-8
PARK AEROSPACE CORP
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, Par Value $0.10 per share	Other	750,000	$ 21.545	$ 16,158,750.00	0.0001381	$ 2,231.52
Total Offering Amounts:						$ 16,158,750.00		$ 2,231.52
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,231.52
Offering Note
[1]	(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers additional shares of the Registrant's Common Stock that may become issuable under the Park Aerospace Corp. Amended and Restated 2018 Stock Option Plan (the "Plan") by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction that affects shares of the Registrant's Common Stock such that an adjustment is appropriate in order to prevent dilution of the rights of participants under the Plan. (2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act. The price is based upon the average of the high and low sales price per share of the Registrant's Common Stock as reported on the New York Stock Exchange on December 30, 2025

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A